Exhibit 10.4

August 4, 2009

PERSONAL AND CONFIDENTIAL	VIA E-MAIL

Mr. Ian Gardner
Chief Executive Officer
Helix Wind Corp.
1848 Commercial Street
San Diego, California 92113

RE: PLACEMENT AGENCY AGREEMENT

Dear Mr. Gardner:

This letter agreement (“Agreement”) is made effective August 4, 2009 (“Effective Date”) and sets forth the terms and conditions upon which Dominick & Dominick LLC (“Dominick”) will act as the exclusive financial advisor and placement agent, for the proposed offering (the “Offering”) of debt and/or equity securities of Helix Wind Corp. (the “Company”) in an aggregate amount of up to Thirty Million Dollars ($30,000,000) in gross proceeds. The terms of our engagement are set forth below.

1.	The Offering.

(a)
Dominick currently anticipates raising a minimum of Five Million Dollars ($5,000,000) up to Thirty Million Dollars ($30,000,000) through a “PIPE” transaction involving the sale of debt and/or equity securities, including warrants (collectively, the “Securities”), to institutional and accredited investors. The actual terms of the Offering will depend on market conditions, and will be subject to negotiation between the Company and Dominick and prospective investors. The Offering will be made to institutional and accredited investors only (as such terms may be defined in Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Act”) in a private placement pursuant to Rule 506 under Regulation D. Dominick shall rely upon and distribute only that information provided and/or approved by the Company (as amended and supplemented from time to time, the “Offering Documents”), copies of which the Company will provide to Dominick upon request.

(b)
Dominick will use its commercially reasonable efforts to complete the Offering and to promptly report to the Company any subscriptions in connection therewith. Dominick shall maintain a record with respect to the distribution of each of the Offering Documents and any amendment(s) thereto, which record shall indicate the date sent and name and address of the party furnished with such Offering Documents, and shall promptly forward to the Company copies of such record upon the Company’s request. Subscription documents and all other communication from Dominick shall be forwarded to Ian Gardner at the above address or to such other persons and places as the Company shall advise in writing. Dominick shall have the right, at its option, to engage other broker dealer firms to assist in the sale of the Securities.

(c)
Dominick shall advise the Company of any jurisdiction in which Dominick proposes to place securities under the Offering in advance of making any such offer, and Dominick shall not make any offer in any jurisdiction in which the Company advises Dominick that offers may not be made. The Company shall advise Dominick as to the information the Company has received from the Company’s counsel concerning the jurisdictions in which the underlying securities are either registered or exempted under the “blue sky” laws of such jurisdictions.  The Company will provide Dominick, upon its request, with a copy of the blue sky filings made in connection with the offering or a copy of any blue sky opinion or memorandum that is prepared by the Company’s counsel. In the event that a sale is made by Dominick in a particular jurisdiction, the Company will, at its cost, make any required filings in order to comply with the blue sky laws of that jurisdiction.

2.
Retainer. The Company shall pay to Dominick a retainer in the amount of Twenty Thousand Dollars ($20,000) (“Retainer”) upon execution of this Agreement. The Retainer shall be a non-refundable, advance payment to Dominick for its good faith efforts in preparing the Company for investor-related presentations and conducting a due diligence review of the Company in connection therewith.

3.	Fees and Expenses.

(a)
Concurrently with the Closing of the Offering (or each Closing in the event that more than one closing is held), the Company will pay Dominick a cash fee equal to: (i) Eight Percent (8%) of the gross proceeds from the sale of equity securities (including securities convertible into preferred or common stock) or (ii) Four Percent (4%) of the gross proceeds of a debt placement to be paid at the Closing (“Cash Fee”) Each Cash Fee will be paid upon the closing of each tranche (“Closing”).

(b)
In addition, the Company agrees to reimburse Dominick upon request for its out-of-pocket expenses, including travel and entertainment expenses. Dominick shall obtain the Company’s written approval prior to incurring any specific expense in excess of Five Hundred Dollars ($500.00). The Company shall prepay or reimburse Dominick upon presentation for any costs incurred by Dominick for collection of Compensation or expenses hereunder, including but not limited to reasonable attorneys’ fees and court costs.

(c)
Furthermore, upon any Closing, the Company shall grant to Dominick, and Dominick’s designees, warrants to purchase Eight Percent (8%) of that number of securities placed in the Offering. The warrants will be exercisable into securities similar to those issued as part of the Offering, on the same terms issued to the investor(s) in the Offering, including but not limited to exercise price, antidilution adjustments and/or registration rights.

4.	Term.

(a)
The term of this Agreement will continue for a period of Twelve (12) months commencing upon the Effective Date; provided, however that this Agreement may be terminated by the Company or Dominick effective upon Thirty (30) days’ prior written notice thereof to the other party, such notice not to be delivered earlier than One Hundred Eighty (180) days from the date hereof. Upon any expiration or termination, Dominick will be entitled to receive, and the Company shall promptly pay, all fees earned and expenses incurred through the date of termination, subject to the provisions of 4(b) below.

(b)
The Eighteen (18) month period immediately following the Term of this Agreement shall be referred to as the Tail Period.  Dominick shall be entitled to receive, and the Company shall be obligated to pay to Dominick, all fees defined in this Agreement for any such transaction(s) entered into by the Company during the Tail Period with: (i) any entity introduced to the Company by Dominick during the Term; or, (ii) any entity with whom Dominick contacted or was working on behalf of the Company or at the Company’s direction during the Term.

5.
Fees Paid Upon A Merger.  In the event that the Company requests Dominick’s assistance with finding, qualifying and merging or otherwise combining with a company, irrespective of whether the Company is the surviving entity, then the Company will pay a cash fee equal to Four and One Half Percent (4½%) of the total transaction value of such merger or combination (“Merger Fee”).  The transaction value includes, by way of example only: (i) cash, notes, securities and other property of value; (ii) assumed liabilities; (iii) the total amount of payments to be made in installments; and (iv) amounts paid or payable under consulting, supply, service, distribution, licensing or lease agreements not to compete or similar arrangements.

Notwithstanding anything to the contrary contained in this Agreement, Dominick shall be entitled to receive a Merger Fee during the Term, for only those transactions entered into by the Company with; (i) any entity introduced to the Company by Dominick during the Term; or, (ii) any entity with whom Dominick was working on behalf of the Company or at the Company’s direction during the Term.

6.
Offering Memorandum, Representations and Warranties.  The Company represents and warrants to Dominick that all information(a) made available to Dominick, its agents, or representatives by the Company or (b) contained in any Offering Documents or related materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are or will be made. The Company will promptly advise Dominick of the occurrence of any event or the existence of any condition described in paragraph 9 of this Agreement, the receipt by the Company of any communication from the SEC or any state securities commissioner or regulatory authority concerning this Offering, and the commencement of any lawsuit or proceeding to which the Company is a party relating to this Offering. The Company further represents and warrants to Dominick that all such information will have been prepared by the Company in good faith and will be based upon assumptions which are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Dominick will be using and relying on such information (and information available from public sources and other sources deemed reliable by Dominick) without independent verification thereof by Dominick or independent appraisal by Dominick of any of the Company’s assets.  Dominick does not assume responsibility for the accuracy or completeness of any information regarding the Company or any securities issued by the Company.

The Company will advise Dominick immediately of the occurrence of any event or any other change known to the Company which results in the Offering Documents containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

7.
Exclusions.  It is expressly understood and acknowledged that Dominick’s engagement hereunder does not constitute a commitment, express or implied, or undertaking on the part of Dominick to provide any funding, financing, purchase or placement of the securities and does not ensure the successful completion of any funding or financing. Nothing in this Agreement nor the nature of Dominick services shall be deemed to create a fiduciary or agency relationship other than as specifically defined in this Agreement. In no event shall Dominick be required by this Agreement to make decisions for the Company or to provide legal or accounting services.  The Company confirms that it will rely on its own legal counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice. Dominick shall discharge its obligations hereunder on a “commercially reasonable efforts” basis only. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Dominick hereunder, shall be those of the Company or such affiliates, and Dominick shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

8.
Other Finders and Placement Agents. The Company represents and warrants that there is no other person or entity that is entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any Agreement or understanding with the Company. Notwithstanding the foregoing, Dominick will: (i) waive that amount of fees to which it would be otherwise entitled hereunder in connection with fees paid by the Company, if any, to Atoll Financial Group, Inc. (“Atoll”) for any financing closed through October 14, 2009; and (ii) be entitled to One Hundred Percent (100%) of its stated fees in paragraph 3 of this Agreement for any financing provided by any investor(s) of Atoll thereafter. The Company expressly represents that it will have otherwise terminated any relationship with Atoll on or before October 14, 2009, of which a copy of the termination letter will be forwarded to Dominick.

9.
Confidentiality.  Neither party shall issue any press release, statement, notice, document or other instrument referring to or mentioning the other without such other party’s prior written consent, except as required by a court of competent jurisdiction and/or applicable laws. The parties further acknowledge that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and employees of each such party on a “need to know” basis together with the accountants, advisers and legal counsel of each such party, or as required by law, subpoena or at the request of any regulatory agency. Each party may find it necessary to disclose certain technical or business information which the disclosing party (“Disclosing Party”) desires the receiving party (“Receiving Party”) to treat as Confidential. Confidential information (“Confidential Information”) means any information: (i) disclosed to a Receiving Party by the Disclosing Party, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation announced and unannounced products, disclosed and undisclosed business plans and strategies, financial data and analysis, customer names and list, customer data, funding sources and strategies, and strategies involving strategic business; and, (ii) which is conspicuously labeled and/or marked as being confidential or otherwise proprietary to the Disclosing Party. If information is disclosed orally, then in order to be considered as Confidential Information hereunder, the Disclosing Party shall, at the time of making such disclosure, state that the information is to be considered as confidential and within Five (5) business days following such oral disclosure, confirm in writing the information disclosed together with a confidential label or legend.

The Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Receiving Party shall take at least those measures that the Receiving Party takes to protect its own most highly confidential information, and, except as is expressly permitted in this Agreement, shall not use such Confidential Information for its benefit or for the benefit of any third party, regardless of whether there is no pecuniary benefit. The Receiving Party shall reproduce the Disclosing Party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.  The Receiving Party shall immediately notify the Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information.

The Receiving Party's obligations under this Agreement shall not apply to any information which: (a) is already known and in the possession of the Receiving Party prior to the date of disclosure; (b) is rightfully received from any third party without any obligation of confidence; (c) is or becomes publicly available through no fault of the Receiving Party; (d) is independently developed by the Receiving Party without knowledge or use of the Confidential Information of the Disclosing Party; (e) is released with prior written consent of the Disclosing Party; and/or, (f) as may be compelled under court order.

All documents and other tangible objects containing or representing Confidential Information and all copies thereof in possession of the Receiving Party shall be and remain the property of the Disclosing Party and shall be promptly returned or destroyed by the Receiving Party upon request of the Disclosing Party.

10.
Indemnification. As Dominick will be acting on the Company’s behalf, the Company agrees to indemnify and hold harmless Dominick, (its affiliates, and respective officers, directors, agents, employees and controlling persons, Dominick and each such persons being an “Indemnified Person”) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and disbursements) joint or several, to which Dominick may become subject under any federal or state law or otherwise, and will reimburse Dominick for all fees and expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in investigating, preparing, pursuing, or presenting testimony or relating to or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened  litigation, whether or not the Company has initiated such action and whether or not the Company or Dominick is a party, relating to, arising out of, or in connection with this engagement letter or Dominick’s role, advice or services in connection therewith. The Company will not be responsible for any such claims, liabilities, losses, damages or expenses if Dominick is found by a court of competent jurisdiction in a judgment that has become final (and not subject to further appeal) to have arisen solely and directly out of the willful misconduct or gross negligence of Dominick, other than an action or failure to act undertaken or omitted at the request or with the consent of the Company. The Company will not, without Dominick prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Dominick is a party thereto) unless such settlement, compromise, consent or termination includes a release of Dominick from any liabilities arising out of such action, claim, suit or proceeding. The foregoing indemnification is effective immediately in respect of all events occurring or omitted prior to or after the date hereof.

11.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law principles. The Company and Dominick: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which it may have or hereafter have to the venue of any such suit, action or, proceeding, and (iii) irrevocably consent to the jurisdiction of the above courts in any such suit, action or proceeding.

12.
Privity. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a  party hereto, except those who may entitled thereto by virtue of the provisions of this paragraph  and those persons and entities who are entitled to the benefits of the indemnity provisions thereof.  This Agreement shall inure to the benefit of the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their successors and representatives. This Agreement may not be assigned by any party to an unaffiliated party without the express written consent of the other party hereto.

13.
Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid and enforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

14.	Counterparts. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.
Legal Effect.  The legal relationship of the parties created by this Agreement is one of independent contractors only and no master-servant, co- or joint-venturers, licensor-licensee, partnership or other such relationship is intended or shall be deemed or construed.

16.	Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

17.
Waiver.  Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

18.
Survival.  The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any such promise or duty to perform is owed. Therefore, the parties agree that the provisions of paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

19.
Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding and agreements between parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

If the foregoing correctly sets forth the understanding between the Company and Dominick, please sign below where indicated and return the Agreement to Dominick for counter-signature. We look forward to working with you toward the successful conclusion of this engagement, and developing a long-term relationship.

Very truly yours,

DOMINICK AND DOMINICK LLC

By: /s/ Michael L. Shwarts
      Michael L. Shwarts
      Managing Director - Investment Banking

Confirmed and accepted as of this 4th day of August, 2009:

HELIX WIND CORPORATION

By: /s/ Ian Gardner
      Ian Gardner
      Chief Executive Officer